                                                                    EXHIBIT 10.1




                                     FORM

                                      of

                          MASTER SEPARATION AGREEMENT

                                  dated as of

                                  May___,2000

                                 by and among

                       GREAT LAKES CHEMICAL CORPORATION

                                      and

                                  OSCA, INC.

                               TABLE OF CONTENTS
                               -----------------

ARTICLE 1

     DEFINITIONS................................................................  1
     SECTION 1.01.    Defined Terms.............................................  1

ARTICLE 2

     CONTRIBUTION AND ASSUMPTION................................................  6
     SECTION 2.01.    Contribution of Assets....................................  6
     SECTION 2.02.    Assets Held for the Benefit of GLC........................  6
     SECTION 2.03.    Assumption of Liabilities.................................  7
     SECTION 2.04.    Nonassignable Contracts...................................  7

ARTICLE 3

     EMPLOYEE MATTERS...........................................................  7
     SECTION 3.01.    Responsibility For Employees in the United States.........  8
     SECTION 3.02.    Creation of 401(k) Plan and Transfer of GLC 401(k) Plan
                      Assets and Liabilities....................................  8
     SECTION 3.03.    Further Agreements........................................  8

ARTICLE 4

     INDEMNIFICATION............................................................  8
     SECTION 4.01.    Indemnification by OSCA...................................  8
     SECTION 4.02.    Indemnification by GLC....................................  9
     SECTION 4.03.    Indemnification Procedures................................  9
     SECTION 4.04.    Certain Limitations....................................... 10

ARTICLE 5

     ACCESS TO INFORMATION...................................................... 11
     SECTION 5.01.    Restrictions on Disclosure of Information................. 11
     SECTION 5.02.    Legally Required Disclosure of Confidential Information... 12
     SECTION 5.03.    Access to Information..................................... 12
     SECTION 5.04.    Record Retention.......................................... 13
     SECTION 5.05.    Production of Witnesses................................... 14

     SECTION 5.06.    Reimbursement.............................................. 14

ARTICLE 6

     MISCELLANEOUS............................................................... 14
     SECTION 6.01.    Entire Agreement........................................... 15
     SECTION 6.02.    Governing Law.............................................. 15
     SECTION 6.03.    Descriptive Headings....................................... 15
     SECTION 6.04.    Notices.................................................... 15
     SECTION 6.05.    Parties in Interest........................................ 16
     SECTION 6.06.    Counterparts............................................... 16
     SECTION 6.07.    Binding Effect; Assignment................................. 16
     SECTION 6.08.    Dispute Resolution......................................... 16
     SECTION 6.09.    Severability............................................... 17
     SECTION 6.10.    Failure or Indulgence Not Waiver; Remedies Cumulative...... 17
     SECTION 6.11.    Amendment.................................................. 17
     SECTION 6.12.    Authority.................................................. 17
     SECTION 6.13.    Interpretation............................................. 18

EXHIBITS

     EXHIBIT A    IPO and Distribution Agreement
     EXHIBIT B    Registration Rights Agreement
     EXHIBIT C    Services Agreement
     EXHIBIT D    Supply Agreement
     EXHIBIT E    Tax Disaffiliation Agreement

                                    FORM OF
                          MASTER SEPARATION AGREEMENT


     This Master Separation Agreement ("Agreement") is entered into on May __, 2000 between Great Lakes Chemical Corporation, a Delaware corporation ("GLC"), and OSCA, Inc., a Delaware corporation ("OSCA"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in
Article 1 hereof.

                                   RECITALS

     WHEREAS, GLC currently owns all of the issued and outstanding common stock of OSCA;

     WHEREAS, OSCA will make an initial public offering of an amount of its common stock that will reduce GLC's voting interest in OSCA to not less than 80%; and

     WHEREAS, the parties intend in this Agreement, including the Exhibits and Schedules hereto, to set forth the principal arrangements between them regarding the separation of OSCA from GLC.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     SECTION 1.01. Defined Terms. The following terms, as used herein, shall have the following meanings:

     "Affiliate" of any specified Person means any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such specified Person; provided, however, that for purposes of this Agreement, (i) GLC and its Subsidiaries (other than OSCA and its Subsidiaries) shall not be considered Affiliates of OSCA and (ii) OSCA and its Subsidiaries shall not be considered Affiliates of GLC.

     "Ancillary Agreements" means each of the agreements which are attached as Exhibits A through E to this Agreement, including any exhibits, schedules, attachments, tables or other appendices thereto, and each agreement and other instrument contemplated therein.

     "Assets" means, except for cash and cash equivalents, any and all assets, properties and rights, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, and wherever located, including, without limitation, the following:

     (i) real property interests (including leases), land, plants, buildings and improvements;

     (ii) machinery, equipment, vehicles, furniture and fixtures, leasehold improvements, supplies, repair parts, tools, plant, laboratory and office equipment and other tangible personal property, including any and all leases with respect thereto, together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

     (iii) inventories, including raw materials, work-in-process, finished goods, parts and accessories;

     (iv) notes, loans and accounts receivable (whether current or not current), interests as beneficiary under letters of credit, advances and performance and surety bonds;

     (v) banker's acceptances, shares of stock, bonds, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, investment contracts, voting trust certificates, puts, calls, straddles, options, swaps, collars, caps and other securities or hedging arrangements of any kind;

     (vi) financial, accounting and operating data and records including, without limitation, books, records, electronic data, notes, sales and sales promotional data, purchasing materials and data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records, facility blueprints and plant layouts, minute books, stock ledgers, stock transfer records and other similar property, rights and information;

     (vii)  Intellectual Property;

     (viii) Contracts and all rights therein;

     (ix)   prepaid expenses, deposits and retentions held by third parties;

     (x) claims, causes of action, choses in action, rights under insurance policies, rights under express or implied warranties, rights of recovery, rights of set-off, and rights of subrogation;

     (xi)   licenses, franchises, permits, authorizations and approvals; and

     (xii)  goodwill and going concern value.

     "Business Day" means a day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of Indiana are authorized or obligated by law or executive order to close.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

     "Commission" means the Securities and Exchange Commission.

     "Confidential Information" means with respect to any party hereto, (i) any Information concerning such party, its business or any of its Affiliates that was obtained by another party hereto prior to the Effective Date, (ii) any Information concerning such party that is obtained by another party under
Section 5.03, and (iii) any other Information obtained by, or furnished to, another party hereto prior to the Effective Date, in each case that (a) was marked "Proprietary" or "Company Private" or words of similar import by the party owning such Information, or any Affiliate of such party, or (b) the party owning such Information notified such other party in writing was confidential or secret by the Effective Date.

     "Consolidated Tax Period" has the meaning set forth in the Tax Disaffiliation Agreement.

     "Contracts" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

     "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management of the policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "Controlling" and "Controlled" have the corollary meanings ascribed thereto.

     "Effective Date" shall mean the date of the closing of the Initial Public Offering.

     "Environmental Remediation Business" means the former environmental remediation services business owned by OSCA through its wholly owned subsidiary, OSCA de Mexico, and the businesses operated by Four Seasons Environmental and Aquaterra Engineering, which were sold in 1999.

     "Final Determination" has the meaning set forth in the Tax Disaffiliation Agreement.

     "GLC" has the meaning set forth in the preamble to this Agreement.

     "GLC Employee Benefit Plans" shall mean those GLC U.S. employee health and welfare benefit plans in effect immediately prior to the Effective Date that employees of OSCA were eligible to participate in immediately prior to the Effective Date.


     "GLC Financial Statements" means the financial statements of GLC for the period ended December 31, 1999.

     "GLC Liabilities" means all of the Liabilities of GLC that (i) are, except for those Liabilities assumed by OSCA, reflected in the GLC Financial Statements and remain outstanding at the Effective Date, (ii) arise in connection with GLC after the date of the GLC Financial Statements and would be reflected in financial statements of GLC as of the Effective Date if such financial statements were prepared using the same accounting principles under which the GLC Financial Statements were prepared, or (iii) are liabilities associated with or arising from the Environmental Remediation Business or the OSCA Ocean Technologies Business.

     "Income Tax Return" has the meaning set forth in the Tax Disaffiliation Agreement.

     "Information" means all records, books, contracts, instruments, computer data and other data.

     "Intellectual Property" means any and all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); invention disclosures; mask works; copyrights, and copyright applications and registrations; trademarks, servicemarks, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; inventions (whether patented or not); and all other intellectual property under the laws of any country throughout the world.

     "Initial Public Offering" means the initial public offering by OSCA of shares of OSCA Common Stock as contemplated by the IPO Registration Statement.

     "IPO and Distribution Agreement" means the agreement to be entered into between GLC and OSCA on or before the IPO Effective Date, the form of which is attached hereto as Exhibit A.

     "IPO Effective Date" means the date on which the IPO Registration Statement is declared effective by the Commission.

     "IPO Registration Statement" means the registration statement on Form S-1, Registration No. 333-31956 filed by OSCA with the Commission in connection with the initial public offering of the OSCA Common Stock, together with all amendments and supplements thereto.

     "Liabilities" means any and all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

     "OSCA" has the meaning set forth in the preamble to this Agreement.

     "OSCA Business" means the business conducted by the OSCA sector of GLC at any time on or before the Effective Date, including (i) all business operations whose financial performance is reflected in the OSCA Financial Statements and
(ii) all business operations initiated or acquired by the OSCA sector of GLC after the date of the OSCA Financial Statements; but excluding the Environmental Remediation Business and the OSCA Ocean Technologies Business.

     "OSCA Common Stock" means the Class A Common Stock, $0.01 par value per share, of OSCA and the Class B Common Stock, $0.01 par value per share, of OSCA.

     "OSCA Employee Benefit Plans" shall mean those employee benefit plans established by OSCA in replacement of the GLC Employee Benefit Plans.

     "OSCA Financial Statements" means the financial statements of OSCA for the period ended December 31, 1999 as set forth in the IPO Registration Statement as amended at the date of this Agreement.

     "OSCA Ocean Technologies Business" means OSCA's 50% ownership interest in a joint venture formed to provide pipeline commissioning and infrastructure support services primarily in the Gulf of Mexico.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency, or political subdivision thereof.

     "Prior Relationship" means the ownership relationship between GLC and OSCA at any time prior to the Effective Date.

     "Registration Rights Agreement" means the Registration Rights Agreement to be entered into between GLC and OSCA on or before the IPO Effective Date, the form of which is attached hereto as Exhibit B.

     "Representatives" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, or attorneys.

     "Services Agreement" means the Services Agreement, effective as of the Effective Date, between GLC and OSCA, a copy of which is attached hereto as Exhibit C.

     "Subsidiary" means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock of other equity interest entitled to vote on the election of the members to the board of directors or similar governing body; provided, however, that for purposes of this Agreement, OSCA and its Subsidiaries shall not be considered Subsidiaries of GLC.

     "Supply Agreement" means the Supply Agreement, effective as of the Effective Date, between GLC and OSCA, a copy of which is attached hereto as Exhibit D.

     "Tax Disaffiliation Agreement" means the Tax Disaffiliation Agreement, effective as of the Effective Date, between GLC and OSCA, a copy of which is attached hereto as Exhibit E.

     "Third-Party Claim" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than any party hereto or their respective Affiliates which gives rise to a right of indemnification hereunder.


                                   ARTICLE 2

                          CONTRIBUTION AND ASSUMPTION

     SECTION 2.01. Contribution of Assets. On the Effective Date, GLC (i) hereby transfers (or causes its appropriate Subsidiaries and Representatives to transfer) to OSCA all of its right, title and interest to any Assets relating solely to the OSCA Business located in the United States and (ii) will have transferred or shall transfer as promptly as reasonably practicable (or cause its appropriate Subsidiaries and Representatives to transfer) to OSCA all of its right, title and interest to any assets relating solely to the OSCA Business located outside of the United States. OSCA shall receive and accept such Assets, subject to the terms and conditions of this Agreement. OSCA acknowledges and agrees that the foregoing transfers will be made "AS IS WHERE IS" and that neither GLC nor any Subsidiary of GLC has made or will make any warranty, express or implied, including without limitation any warranty of merchantability of fitness for a particular purpose, with respect to any such Asset.

     SECTION 2.02. Assets Held for the Benefit of GLC. OSCA acknowledges and agrees that any and all Assets it holds relating to the Environmental Remediation Business and the OSCA Ocean Technologies Business are held for the benefit of GLC and any benefits OSCA may receive from or arising out of the Environmental Remediation Business or the OSCA Ocean Technologies Business, including, but not limited to, insurance proceeds or proceeds from the sale of such assets, shall be deemed to be for the benefit of GLC and shall promptly be reimbursed to GLC.

     SECTION 2.03.  Assumption of Liabilities.

     (a) General. Effective as of the Effective Date, each of OSCA and/or its Subsidiaries, as directed by OSCA, hereby assumes and on a timely basis shall pay, perform, satisfy and discharge in accordance with their terms all Liabilities relating to or arising out of the operations of the OSCA Business; provided, however, that OSCA and/or its Subsidiaries shall not be obligated to pay, perform, satisfy and discharge in accordance with their terms any Liabilities relating to or arising out of the operations of the Environmental Remediation Business or the OSCA Ocean Technologies Business.

     (b) Nonrecurring Costs and Expenses. All costs and expenses incurred by either party hereto to effect the transactions contemplated hereby shall be the responsibility of OSCA, unless otherwise provided in any Ancillary Agreement.

     SECTION 2.04. Nonassignable Contracts. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Asset or Liability if an assignment or attempted assignment of the same without the consent of another Person would constitute a breach thereof or in any way impair the rights of a party thereunder or give to any third party any rights with respect thereto. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair such party's rights under any such Asset or Liability so that the party entitled to the benefits and responsibilities of such purported transfer (the "Intended Transferee") would not receive all such rights and responsibilities, then (a) the party purporting to make such transfer (the "Intended Transferor") shall use commercially reasonable efforts to provide or cause to be provided to the Intended Transferee, to the extent permitted by law, the benefits of any such Asset or Liability and the Intended Transferor shall promptly pay or cause to be paid to the Intended Transferee when received all moneys received by the Intended Transferor with respect to any such Asset and (b) in consideration thereof the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor's Liabilities thereunder in a timely manner and in accordance with the terms thereof which it may do without breach. In addition, the Intended Transferor shall take such other actions as may reasonably be requested by the Intended Transferee in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to the Intended Transferee. If and when such consents and approvals are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement.

                                   ARTICLE 3

                               EMPLOYEE MATTERS

     SECTION 3.01. Responsibility For Employees in the United States. Persons who are or become employees of OSCA on or following the Effective Date will be eligible to participate in the GLC Employee Benefit Plans, including the cafeteria-style benefit plan and the life and accidental death and dismemberment insurance plans, until 11:59 pm on December 31, 2000. GLC will provide administrative and support services for the GLC Employee Benefits Plans and OSCA will reimburse GLC for the costs associated with OSCA's participation in the GLC Employee Benefits Plans as provided in the Services Agreement. On or before January 1, 2001, OSCA will establish OSCA Employee Benefit Plans which will initially have terms substantially similar to the corresponding GLC Employee Benefit Plans.

     SECTION 3.02 Creation of 401(k) Plan and Transfer of GLC 401(k) Plan Assets and Liabilities. OSCA will establish the OSCA 401(k) Plan at the Effective Date and, as promptly as possible after the Effective Date, GLC shall cause a trust to trust transfer of funds related to OSCA employees from the GLC 401(k) Plan to the OSCA 401(k) Plan.

     SECTION 3.03 Further Agreements. From and after the Effective Date:

     (a) GLC will retain the responsibility for filing the Form 5500s for all years ending prior to January 1, 2001 for GLC Employee Benefit Plans and OSCA will assume the responsibility for filing the Form 5500 for the OSCA 401(k) Plan.

     (b) OSCA shall, and shall cause its Subsidiaries, to provide credit to OSCA employees for service with GLC, its successors and its Affiliates for purposes of eligibility and vesting under all employee benefit plans. No pre-existing conditions exclusions will apply under the OSCA medical plans except to the extent such exclusion is applicable under the plan of GLC in effect immediately prior to the Effective Date. Any amounts for out-of-pocket limits and benefit maximums paid or incurred under the GLC Employee Benefit Plans by such employees during the plan year will be counted toward such employee's out-of-pocket limits and benefit maximums under the OSCA Employee Benefit Plans for the same plan year.

     (c) Notwithstanding anything herein to the contrary, to the extent that GLC or OSCA holds a controlling interest in a subsidiary that maintains pension, savings and/or welfare plans separate and apart from the GLC or OSCA plans, and such subsidiary becomes a subsidiary of OSCA as a result of the separation of OSCA from GLC, the plans of such subsidiary shall become/remain the responsibility of such subsidiary, and no division or split-up of such plan will occur as a result of the separation of OSCA from GLC.

                                   ARTICLE 4

                                INDEMNIFICATION

     SECTION 4.01. Indemnification by OSCA. OSCA and each Subsidiary of OSCA and their respective successors-in-interest and assigns ("Indemnifying Parties") shall jointly and severally indemnify, defend and hold harmless GLC and each of its Subsidiaries and their respective successors-in-interest, and each of their respective past and present Representatives ("Indemnitees") against any losses, claims, damages, liabilities or actions, resulting from, relating to or arising, whether prior to or following the Effective Date, out of or in connection with
(a) the Liabilities assumed by OSCA; (b) OSCA's conduct of its business and affairs after the Effective Date; and/or (c) all obligations of OSCA pursuant to the Ancillary Agreements, and the Indemnifying Parties shall reimburse the Indemnitees for any reasonable attorneys' fees or any other expenses reasonably incurred by any of them in connection with investigating and/or defending any such loss, claim, damage, liability or action.

     SECTION 4.02. Indemnification by GLC. GLC and its successors-in-interest ("Indemnifying Parties") shall jointly and severally indemnify, defend and hold harmless OSCA and each of its Subsidiaries and their respective successors-in-interest, and each of their respective past and present Representatives ("Indemnitees") against any losses, claims, damages, liabilities or actions, resulting from, relating to or arising, whether prior to or following the Effective Date, out of or in connection with (a) the GLC Liabilities or (b) except with respect to the OSCA Business, GLC's conduct of its business and affairs prior to or following the Effective Date and the Indemnifying Parties shall reimburse such Indemnitees for any reasonable attorneys' fees or any other expenses reasonably incurred by any of them in connection with investigating and/or defending any such loss, claim, damage, liability or action.

     SECTION 4.03.  Indemnification Procedures.

     (a) If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnitee shall promptly give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section 4.03 shall not relieve any Indemnifying Party of its obligations under this Section 4.03, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

     (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third Party claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such

Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Section 4.03 for any attorneys' fees or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such Indemnitee shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("Separate Counsel"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee which are significantly different from or in addition to those available to such Indemnifying Party and the representation of both parties by the same counsel would, in the reasonable judgement of the Indemnitee, be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple Indemnitees)) and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 4.03 within the period of ten Business Days described above, the Indemnitee may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); provided, however, that no such Indemnitee may compromise or settle any such Third-Party claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee.

     SECTION 4.04. Certain Limitations.

     (a) Subject to Section 2.02, the amount of any indemnifiable losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such indemnifiable losses or other liability. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any

Indemnitee recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the Indemnitee shall promptly remit to the Indemnifying Party the excess (if any) of (A) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (B) the full amount of such indemnifiable loss or other liability.

     (b) The amount of any loss or other liability for which indemnification is provided under this Agreement shall be (i) increased to take account of any net tax cost incurred by the Indemnitee arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the Indemnitee arising from incurring or paying such loss or other liability. In computing the amount of any such tax cost or tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified loss. Any indemnification payment hereunder shall initially be made without regard to this
Section 4.04(b) and shall be increased or reduced to reflect any such net tax cost (including gross-up) or net tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have "actually realized" a net tax cost or a net tax benefit to the extent that, and at such time as, the amount of taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the Indemnitee's liability for taxes, and payments between such indemnified parties to reflect such adjustment shall be made if necessary.

     (c) Any indemnification payment made under this Agreement shall be characterized for tax purposes as if such payment were made immediately prior to the Effective Date.


                                   ARTICLE 5

                             ACCESS TO INFORMATION

     SECTION 5.01 Restrictions on Disclosure of Information.

     (a) Without limiting any rights or obligations under any other agreement between or among the parties hereto and/or any of their respective Affiliates relating to confidentiality, for a period of three years following the Effective Date, each of the parties hereto agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, disclose any Confidential Information to any Person, other than to such Affiliates or Representatives on a need-to-know basis in connection with the purpose for which the Confidential Information was originally disclosed. Notwithstanding the foregoing, each of the parties hereto and its respective Affiliates and Representatives may disclose such Confidential Information, and such Information shall no longer be deemed Confidential Information, to the extent that such party can demonstrate that such Confidential Information is or was (i) available to such party outside the context of the Prior Relationship on a nonconfidential basis prior to its disclosure by the other party, (ii) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties hereto and/or any of their respective Affiliates relating to confidentiality, or (iii) lawfully acquired outside the context of the Prior Relationship on a nonconfidential basis or (iv) independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, any such Confidential Information. Additionally, notwithstanding anything to the contrary herein, any Information provided by GLC to OSCA or by OSCA to GLC shall, except as hereafter agreed to in writing by the parties, not be deemed Confidential Information with respect to the use of such Information by OSCA in the ordinary course of OSCA's business or by GLC in the ordinary course of GLC's business, respectively.

     (b) Each of the parties hereto shall maintain, and shall cause their respective Affiliates to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 5.01.

     SECTION 5.02. Legally Required Disclosure of Confidential Information. If any of the parties to this Agreement or any of their respective Affiliates or Representatives becomes legally required to disclose any Confidential Information, such disclosing party shall promptly notify the party owning the Confidential Information (the "Owning Party") and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 5.02. All expenses reasonably incurred by the disclosing party in seeking a protective order or other remedy shall be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 5.02, the disclosing party or its Affiliate or Representative, as applicable, shall (a) disclose only that portion of the Confidential Information which its legal counsel advises it is compelled to disclose or else stand liable for contempt or suffer other similar significant corporate censure or penalty, (b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information, and (c) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all Persons to whom such Confidential Information was disclosed.

     SECTION 5.03. Access to Information. During the Retention Period (as defined in Section 5.04 below), each of the parties hereto shall cooperate with and afford, and shall cause their respective Affiliates, Representatives, Subsidiaries, successors and/or assignees, and shall use reasonable efforts to cause joint ventures that are not Affiliates (collectively, "Related Parties") to cooperate with and afford, to the other party reasonable access upon reasonable advance written request to all information (other than information which is (i) protected from disclosure by the attorney client privilege or work product doctrine, (ii) proprietary in nature or (iii) the subject of a confidentiality agreement between such party and a third party which prohibits disclosure to the other party) within such party's or any Related Party's possession which was created prior to the Effective Date or, with respect to any information which would be relevant to the provision of a transitional service pursuant to this Agreement or any Ancillary Agreement, information created during the period in which one party is providing the other party with such transition service. Access to the requested information shall be provided so long as it relates to the requesting party's (the "Requestor") business, assets or liabilities, and access is reasonably required by the Requestor as a result of the parties' Prior Relationship for purposes of auditing, accounting, claims or litigation (except for claims or litigation between the parties hereto), employee benefits, regulatory or tax purposes or fulfilling disclosure or reporting obligations including, without limitation, Information reasonably necessary for the preparation of reports required by or filed under the Securities Exchange Act of 1934, as amended, with respect to any period entirely or partially prior to the Effective Date.

     Access as used in this paragraph shall mean the obligation of a party in possession of Information (the "Possessor") requested by the Requestor to exert its reasonable best efforts to locate all requested Information that is owned and possessed by Possessor or any Related Party. The Possessor, at its own expense, shall conduct a diligent search designed to identify all requested Information and shall collect all such Information for inspection by the Requestor during normal business hours at the Possessor's place of business. Subject to confidentiality and/or security provisions as the Possessor may reasonably deem necessary, the Requestor may have all requested Information duplicated at Requestor's expense. Alternatively, the Possessor may choose to deliver, at its own expense, all requested Information to the Requestor in the form it was requested by the Requestor. If so, the Possessor shall notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor shall return such Information when no longer needed to the Possessor at the Possessor's expense.

     In connection with providing Information pursuant to this Section 5.03, each of the parties hereto shall upon the request of the other party make available its respective employees (and those of their respective Related Parties, as applicable) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the requesting party.

     SECTION 5.04.  Record Retention.

     (a) Books and Records. OSCA shall preserve and keep all books and records included in the OSCA Assets or otherwise in the possession of OSCA or its Related Parties, whether in electronic form or otherwise, for no less than ten years from the Effective Date, or for any longer period as may be required by any government agency, GLC's record retention schedule effective as of the Effective Date or as GLC may subsequently notify OSCA that such schedule has been modified, litigation, law, regulation, audit or appeal of taxes, tax examination or the expiration of the periods described in Section 5.04(c), where applicable (the "Retention Period") at OSCA's sole cost and expense. If OSCA wishes to dispose of any books and records or other documents which it is obligated to retain under this Section 5.04 after the Retention Period, then OSCA shall first provide 90 days' written notice to GLC and GLC shall have the right, at its option and expense, upon prior written notice within such 90-day period, to take possession of such books or records or other documents within 180 days after the date of OSCA's notice to GLC hereunder. Written notice of intent to dispose of such books and records shall include a description of the books and records in detail sufficient to allow GLC to reasonably assess its potential need to retain such materials. In the event OSCA enters into an agreement with a third party to sell a portion of its business, together with the books and records related thereto, GLC shall have the right to duplicate such books and records prior to any such disposition and, should the purchaser of the OSCA Business be a competitor of GLC, GLC shall have the right to prohibit the transfer or disclosure to such party of that portion of the former books and records of GLC which GLC notifies OSCA contain confidential and proprietary information. To the extent that books and records of GLC or any of its Affiliates which contain information relating to the OSCA Business are not included in the OSCA Assets, GLC agrees to cooperate with OSCA in providing OSCA with any such information upon OSCA's reasonable request to the extent that any such information exists and is reasonably separable from GLC information unrelated to the OSCA Business. OSCA shall reimburse GLC for all of its reasonable out-of-pocket costs incurred in connection with any such request.

     (b) Tax Related Records. GLC and OSCA agree to retain all Income Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code, as well as by any similar provision of state or local income tax law, until the later of (i) the expiration of the applicable statute of limitations for the tax period to which the records relate, or (ii) the Final Determination has been made with respect to all issues related to the final Consolidated Tax Period.

     SECTION 5.05. Production of Witnesses. Until the sixth anniversary of the Effective Date, each of the parties hereto shall use all commercially reasonable efforts, and shall cause each of their respective Affiliates to use all commercially reasonable efforts, to make available to each other, upon written request, its directors, officers, employees and other Representatives as witnesses to the extent that any such Person may reasonably be required (giving consideration to the business demands upon such Persons) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved; provided, however, that with respect to any legal or administrative proceedings relating to the tax liability of any of the parties hereto or any of their respective Affiliates, each of the parties hereto shall, and shall cause each of their respective Affiliates to, make their directors, officers, employees and other Representatives available as witnesses until such time as the statute of limitations have expired with respect to all tax years prior to and including the year in which the asset transfers contemplated by this Agreement are consummated.

     SECTION 5.06. Reimbursement. Unless otherwise provided in this Article 5, each party to this Agreement providing access, information or witnesses to another party pursuant to Sections 5.03, 5.04 or 5.05 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all reasonable out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expense) as may be reasonably incurred in providing such information or witnesses.

                                   ARTICLE 6

                                 MISCELLANEOUS

     SECTION 6.01. Entire Agreement. This Agreement, together with the Ancillary Agreements and all other Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     SECTION 6.02. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     SECTION 6.03. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 6.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

          if to GLC:

          Great Lakes Chemical Corporation
          500 East 96/th/ Street
          Indianapolis, IN 46240
          Attention:  Vice President and General Counsel
          Telecopy:   (317) 705-6415

          if to OSCA or its Subsidiaries:

          OSCA, Inc.
          156 Commission Boulevard
          Lafayette, Louisiana 70598
          Attention:  Vice President and Chief Financial Officer
          Telecopy:   (318) 837-5211
or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth Business Day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

     SECTION 6.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and successors, and each Subsidiary and each Affiliate of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Article 4 (which is intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons).

     SECTION 6.06. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     SECTION 6.07. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto; provided, however, that GLC may assign this Agreement in connection with the sale of all or substantially all of its assets. The Schedules and Exhibits attached hereto or referred to herein are an integral part of this Agreement and are hereby incorporated into this Agreement and made a part hereof as if set forth in full herein.

     SECTION 6.08. Dispute Resolution. Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section 6.08. The parties hereto shall use all commercially reasonable efforts to settle all Disputes without resorting to mediation, arbitration, litigation or other third party dispute resolution mechanisms. If any Dispute remains unsettled, a party hereto may commence proceedings hereunder by first delivering a written notice from a Senior Vice President or comparable executive officer of such party (the "Demand") to the other parties providing reasonable description of the Dispute to the others and expressly requesting mediation hereunder. The parties hereby agree to submit all Disputes to non-binding mediation before a mediator reasonably acceptable to all parties involved in such Dispute. If, after such mediation, the parties subject to such mediation disagree regarding the mediator's recommendation, such Dispute shall be submitted to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in Indianapolis, Indiana by three arbitrators acting by majority vote (the "Panel") selected by agreement of the parties not later than ten (10) days after the delivery of the recommendation provided by the mediator as described above or, failing such agreement, appointed pursuant to the commercial arbitration rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as the parties subject to such arbitration (each, a "Party") may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (i) each Party shall have the right to audit the books and records of the other Party that are reasonably related to the Dispute; (ii) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; and (iii) each Party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions, the nature and extent of which discovery shall be determined by the Parties; provided that if the Parties cannot agree on the terms of such discovery, the nature and extent thereof shall be determined by the Panel which shall take into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. The award shall be in writing and shall specify the factual and legal basis for the award. The Panel shall additionally have the authority to impose a confidentiality protective order. The Panel shall apportion all costs and expenses of arbitration, including the Panel's fees and expenses and fees and expenses of experts, between the prevailing and non-prevailing Party as the Panel deems fair and reasonable. The parties hereto agree that monetary damages may be inadequate and that any party by whom this Agreement is enforceable shall be entitled to seek specific performance of the arbitrators' decision from a court of competent jurisdiction, in addition to any other appropriate relief or remedy. Notwithstanding the foregoing, in no event may the Panel award consequential, special, exemplary or punitive damages. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction.

     SECTION 6.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 6.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Subject to Section 6.08, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 6.11. Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties.

     SECTION 6.12. Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and the Ancillary Agreements, and (d) this Agreement and each Ancillary Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

     SECTION 6.13. Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table or contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. After the Effective Date, the OSCA Business shall be deemed to no longer exist and all references made herein to OSCA as a party which operate as of a time following the Effective Date, shall be deemed to refer to OSCA and its Subsidiaries as a single party.

                                     ****



                        [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.


                              GREAT LAKES CHEMICAL CORPORATION


                              By _______________________________
                              Its ______________________________




                              OSCA, INC.



                              By________________________________
                              Its_______________________________